Exhibit 99.2


      Comments for 2006 Year End & Fourth Quarter Earnings Conference Call
                            Friday, February 22, 2006
                                  9:30AM (EST)

      MetroTech Board Room
      Dial In #: 800-500-0311             Conference ID #: 2246531

      Introduction (G. Laskaris)

      Note: Conference Call Host will read the Disclaimer.

-    Welcome to KeySpan's Year-End 2006 Earnings Conference Call.

- A copy of our Earnings Press Release is available on our web site if you have not already received an email or fax copy.

-    Our conference call format today is as follows:

- Bob Catell, KeySpan's Chairman of the Board and CEO, will open and close the call with comments on earnings and an update on recent developments.

- Bob Fani, KeySpan's President and Chief Operating Officer, will provide an operational update on our regulated and unregulated operations.

- Gerry Luterman, Chief Financial Officer and Executive Vice President, will follow with a discussion of our financial results.


- And then we will take questions on the results of 2006 at the end of the call.

- Also with us today are Wally Parker, President of our Energy Delivery and Customer Relationship Group, and Steve Zelkowitz, President of our Energy Assets and Supply Group, as well as other officers and members of our Finance Team.

- An online webcast of this conference call is also available after the call through our web site -- www.keyspanenergy.com.

-    And now, our Chairman and CEO, Bob Catell.


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Opening Comments (R.B. Catell)

Thank you and good morning. I am pleased to report that this morning KeySpan announced strong earnings of $434 million for 2006, compared to $388 million last year. On an EPS basis, results were up 9% to $2.48 as compared to $2.28 per share last year.

For the fourth quarter, earnings were higher at $127 million, as compared to $115 million for the same period in 2005. Again, on an EPS basis, results were up 9% to $0.72 as compared to $0.66 per share last year.

I am pleased with the overall performance of our operating segments which were impacted by extremely warm winter weather in both our heating seasons and the very cool summer weather. In addition, results were affected by the addition of new generation capacity in the New York City market. Bob Fani will shortly discuss these results in more detail. Also, results were positively impacted with the resolution of certain income tax issues which Gerry will discuss in more detail.

I am proud of our accomplishments in 2006 as we continued to focus on efficiently growing our businesses. In spite of the warm winter weather, we were able to achieve our goal of adding $50 million in new gross profit margin in our gas business, again demonstrating the growth potential in our service territories. And in terms of efficiency, we achieved our goal of keeping 2006 core O&M expenses essentially flat with the year before, despite a rising cost environment. We maintained our strong financial position with increased cash flows and debt to total capitalization of approximately 50%. I am also very proud of our customer satisfaction and employee safety statistics. Our focus in these areas have increased customer satisfaction to almost 90% and loss time accidents have been reduced by 50% since 2001. And finally, supported by the strength of our core businesses and solid financial position, we once again increased the dividend - up by four cents from last year - for the third year in a row.

Now, I would like to provide you with an update on our transaction with National Grid. We announced the transaction in late February 2006 and the companies have made significant progress in receiving many of the necessary approvals,

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including FERC, Hart Scott Rodino, Committee on Foreign Investment, State of New
Jersey Board of Public Utilities as well as from the shareholders of both companies.

The two remaining approvals include the state regulatory approvals in New York and New Hampshire.

We filed with the New York State Public Service Commission on July 20th, seeking approval of the merger along with a ten year rate plan. In addition, as you recall on October 2nd, our New York City and Long Island gas utilities filed stand alone rate cases setting forth more fully the requirements of KeySpan's New York gas utilities for rate relief absent the transaction. This second filing was made to allow the Commission to evaluate our New York City and Long Island utilities' need for rate relief on a stand alone basis, so that they can be compared to the benefits of the merger and rate plan filed in July. Regarding the stand alone rate cases, the PSC Staff and intervenors' positions on the one year rate cases were filed on January 22, and our rebuttal testimony was filed yesterday. Regarding the Merger Approval and 10 year rate plan, the PSC Staff testimony was filed two days ago and we are in the process of reviewing their filing. Staff's position opposes the current terms of the merger on policy grounds, but indicated they could support the merger under certain circumstances. Our rebuttal testimony in this case is due on March 7th and KeySpan and National Grid intend to file testimony in response to and in some instances, opposing the positions taken by Staff. For both sets of cases, there will now be the usual process of reconciliation and we will work with the Staff and the Commission to reach agreement in these cases. Ultimately, the full Commission will make its decision on the merger based on the merits of this case.


The proposed merger will provide gas customers in New York with over $500 million in savings. Rates would need to increase significantly without this transaction.

And finally, our integration teams have been extremely busy developing the organizational structures that will support the combined company. In addition, the process of selecting the senior team is well underway. We look forward to closing on the transaction in the middle of this year.


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      Updating some other items:

- With respect to our Millenium and Islander East gas pipeline projects, we continue to pursue all necessary approvals to begin construction. These pipelines will help support our growth in the Northeast, diversify the gas supply in the region and help stabilize prices. We expect these projects to come on line in the next several years

- We are pleased that the Massachusetts regulators approved an increase of approximately $11 million for our Boston Gas service territory under our performance based ratemaking plan.

- And finally in November, our New York utilities successfully issued long term bonds at favorable interest rates, locking in low rates for long-term, furthering adding to our financial flexibility.

At this time, I will turn the discussion over to Bob Fani who will review our operations.






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Operational Update -  (R.J. Fani)

Thank you, Bob, and good morning. Looking at the operational highlights for 2006, I would like to start with the gas distribution business which serves our New York City, Long Island and New England regions.

For this segment, our fourth quarter operating income results were $204 million, $15 million higher than the same period last year and for the full year, our operating income results were $569 million, an increase of $3 million over 2005, primarily due to lower operating expenses, which help offset lower net revenues resulting from the warm weather.

As Bob mentioned, weather was a major factor impacting the gas business in 2006. In terms of heating degree days, the first and fourth quarter heating seasons were 15% and 20% warmer than the same periods last year.

Although we experienced very warm winter weather in the January/February and November/December timeframe, the fundamentals of the gas segment remained strong, as we continued to add new customers in all our territories while efficiently managing expenses. I am pleased to note that even with the impact of warm weather and higher gas prices, we continued to achieve strong organic growth as we added customers in all of our service territories. For the full year, we completed approximately 48,000 gas installations, that will add $50 million in new gross profit margin from new gas equipment additions and conversions, thereby achieving our aggressive goal.

In terms of the details of revenues and expenses for the year; net revenues were lower by $52 million, primarily due to the extremely warm weather and the continued impact of high gas prices on usage per customer. The price per dekatherm of gas increased by 4% compared to 2005. The lower net revenues include the following items:

o $70 million lower firm gas revenues, of which $41 million is attributable to weather. The impact of load growth additions was more than offset by declining usage per customer. Favorably offsetting this was


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o    $19  million  in higher  net  revenues  in our  large  volume  heating  and interruptible markets.

o These results include the positive impact of $57 million from the weather normalization adjustments for our New York and Long Island service territories and $9 million from our weather hedge in our New England service territory.

This decrease in revenues was offset by lower operating expenses which decreased $55 million or 5% compared to 2005, primarily associated with lower uncollectibles of $61 million. This was driven by our improved collection efforts and the New England rate order allowing for the recovery of uncollectible expenses attributable to gas costs.

In addition, I would like to emphasize several points about our gas business. Although our business has gas commodity cost pass throughs directly to our customers, we strive to keep our customer bills as low as possible. In terms of reliably supplying our customers with gas, KeySpan's portfolio of pipeline contracts, storage, and LNG are more than adequate to meet the demands of the winter season. With this portfolio of supply and our hedging strategy, we expect our customer's bills for this heating season to be at or slightly below last year's level in all our service territories. And in terms of distribution reliability, our system continues to perform exceptionally well, as we broke records in both New York and Long Island on February 5th with sendouts of 1 billion dekatherms and 750 million dekatherms, respectively.


Moving now to the Electric Services segment... which owns and operates generation in the New York City and Long Island "load pockets" and also manages the Long Island Power Authority's transmission and distribution system under long-term contracts.

For this segment, fourth quarter operating income decreased by $55 million to $21 million, compared to last year, and for the full year, our operating income results decreased by $49 million to $293 million compared to 2005.


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These results were primarily  driven by the addition of 1000MW of new generation in the New York City market and the cooler than normal summer weather, which was 25% cooler than last year. These factors combined to impact both the capacity revenues and energy margins at our Ravenswood facility.

As a result, net revenues at Ravenswood for the full year decreased $110 million, reflecting lower capacity revenues of $81 million due to the additional NYC generating capacity and lower energy margins of $30 million. The energy margins reflect a 30% increase in average annual realized spark spreads to $33 per MWh from $25 per Mwh in 2005, including the impact of our energy hedging activity. This, however, was offset by a 30% decrease in the level of energy sold to 4.5 million mega-watt-hours, due to increased competition and the cool summer weather.

On a positive note, we had an increase in net revenue of $6 million from our LIPA contracts, which were primarily driven by higher off-system electric energy sales and emission credit sales, as well as $4 million associated with our electric marketing activities. In addition, operating expenses were lower by $5 million, primarily reflecting a decrease in overhaul and maintenance work at our New York City and Long Island generating plants.

In addition, KeySpan recognized a $46.5 million gain on the financial capacity swap, entered into earlier in the year with Morgan Stanley for a three year period commencing on May 1, 2006. As you know, this swap settles on a monthly basis.

As for our operational performance, we achieved another outstanding year for both our generation plants and the operation of the Long Island T&D system. Our generation units had availability of over 95% during the peak summer season, and we operated the Long Island T&D system as the best among New York State overhead utilities for shortest power outage time and fastest power restoration time.

Turning now to Energy Services... which provides energy related services to homes and businesses in the New York City, Long Island and Boston metropolitan areas. I am very pleased with the performance of this segment which exceeded Company expectations with a full year operating income of $5 million, compared


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to a loss of $3 million in 2005. This improved performance reflects higher gross profit and operating margin in the engineering and services businesses as well as in the Company's fiber optics operations. This reflects KeySpan's continued focus on reducing costs and enhancing profitability in this business segment.


Looking at Energy Investments...which is comprised of the Company's complementary investments in natural gas pipelines, storage, and other energy-related projects, as well as our Seneca Upshur gas exploration and production operations in West Virginia. This segment reported lower operating income of $16 million for the full year, compared to $21 million last year. The primary driver of these results is lower earnings from our interest in the Iroquois Pipeline System, due to the benefit of a positive court settlement in 2005 which increased our operating income due to a defaulted supply contract, and our LNG trucking operations had lower income due to the extremely warm winter weather in 2006. In addition, 2005 results included the earnings from the Premier pipeline company which was sold in 2005.


At this point, I will turn it over to Gerry for a more detailed financial review of our results.










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Financial Update    (G. Luterman)

Thanks, Bob, and good morning.

I am pleased to report that the company closed out 2006 in very good form, with lower interest expense, a stronger balance sheet, enhanced cash flows and resolution of some key tax issues.

Despite a rising interest rate environment, the Company was able to reduce interest expenses by $13 million to $256 million compared to the same period last year. Resolution of a New York City tax case related to the Ravenswood generating facility contributed half of this savings with the remaining coming from improved capital utilization and performance. This continues to be based on the Company's proactive program of reducing outstanding debt as well as the refinancing of debt to lock in favorable interest rates.

Along these lines, in November 2006, we issued $500 million in Senior Unsecured Notes at the New York City and Long Island gas utilities. These securities, which were issued in the Private Placement Market, commanded a very high level of interest, and were priced at a very favorable rate of 5.6%, or 25 basis points over LIBOR, for the 10 year maturities, reflecting the Company's strong credit profile. The net proceeds of this issuance were used to replace short term floating debt and for general working capital purposes.

This issuance further strengthened our fixed to floating interest position at approximately 92%.

Our year end debt levels stands at $4.4 billion, resulting in a debt to total capitalization of 49.9%, compared to approximately 50.7% for the same period last year, again reinforcing our `A' quality credit ratings. This provides us with liquidity and excellent access to the capital markets. The 2006 value includes the impact of the Pension Protection Act of 2006.


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Turning now to cash flow and capital expenditures.

I am pleased to report that cash flow from operations for the full year increased by approximately $655 million compared to the same period last year. This reflects the favorable working capital performance driven by improved collection experience as well as lower prices this year for gas in storage.

Full year capital expenditures of approximately $524 million was $15 million lower than last year's level. This decrease primarily reflects lower capital expenditures in both our gas distribution segment, and our electric business as we continue our focus on capital efficiency.

In addition, during the year, two long outstanding tax issues were resolved. As a result of the settlement with the IRS associated with the Brooklyn Union Gas/ LILCO transaction and the settlement with New York City regarding Ravenswood, KeySpan realized a tax benefit of $51.6 million.

It should also be noted that our 2006 results include the costs associated with the acquisition which on a year-to-date basis amount to approximately $27 million (pre tax) or $0.10 per share of external costs.

So, all in all, a very good year with results of $2.48 per share compared with $2.28 per share last year, an increase of 9%.

And lastly, but very important to our shareholders, the KeySpan Board decided to increase the dividend by 2% for the third year in a row, now paying $1.90 per share to its shareholders of record as of January 10, 2007, payable on February 1st, providing a yield of around 4.6%.

I will now turn it back to Bob for some closing comments.




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Closing Comments  (R.B. Catell)

Thank you, Gerry, for the financial update. I am pleased with KeySpan's accomplishments during 2006, as we continue to remain focused on growing our low risk business in an efficient manner. And we are focused on completing the transaction with National Grid and looking forward to becoming part of a larger growth company. We will work diligently in the coming months to receive the final regulatory approvals to close the transaction by the middle of the year.

Thank you and now I'd be happy to take your questions.





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